Exhibit 10.3

SETTLEMENT AND LICENSE AGREEMENT

AND

MUTUAL GENERAL RELEASE

This Settlement and License Agreement and Mutual General Release (the “Agreement”) is made and entered into by and between MCKESSON INFORMATION SOLUTIONS LLC (“McKesson”), a Delaware Corporation with its principal offices at 5995 Windward Parkway, Alpharetta, Georgia 30005, and THE TRIZETTO GROUP, INC. (“TriZetto”), a Delaware corporation with its principal offices at 567 San Nicolas Drive, Suite 360, Newport Beach, California 92660. The Agreement is effective as of the date last executed by the parties as set forth next to its signature below, whichever date is later (the “Effective Date”). Where appropriate, McKesson and TriZetto are collectively referred to herein as the “Parties.”

RECITALS

A. On October 12, 1993, U.S. Patent No. 5,253,164 (the “‘164 patent”), titled “System and Method For Detecting Fraudulent Medical Claims Via Examination Of Service Codes,” was issued by the United States Patent and Trademark Office, naming Don C. Holloway, Robert D. Hertenstein, George A. Goldberg, and Kelli A. Dugan as inventors. The ‘164 patent has an effective filing date of September 30, 1988, and it will expire on October 12, 2010. The ‘164 patent was assigned to Health Payment Review, Inc. (“HPR”) by the named inventors.

B. HPR was acquired by HBO & Company (“HBOC”) effective December 1997. HBOC previously acquired Gabrieli Medical Information Systems, Inc. (“GMIS”) effective December, 1996. McKesson Corporation completed a merger with HBOC in January 1999. McKesson is a subsidiary of McKesson Corporation and is the current assignee of the ‘164 patent. References herein to McKesson shall include its predecessors in interest, HPR, HBOC and GMIS.

C. TriZetto acquired Erisco Managed Care Technologies, Inc. (“Erisco”) effective October 2000. TriZetto acquired Resource Information Management Systems, Inc. (“RIMS”) effective December 2000. TriZetto makes and sells in the United States software products under the names ClaimFacts, Facets, and QicLink. References herein to TriZetto shall include its predecessors in interest, Erisco and RIMS.

D. On September 13, 2004, McKesson filed a complaint against TriZetto in the District Court for the District of Delaware captioned McKesson Information Solutions LLC v. The TriZetto Group, Inc., Civil Action No. 04-1258-SLR (the “Action”), alleging one cause of action for infringement of the ‘164 patent (the “Complaint”).

E. On November 1, 2004, TriZetto answered the Complaint, denying the material allegations therein, and filed a counterclaim for declaratory judgment of non-infringement, invalidity, and unenforceability of the ‘164 patent (the “Answer and Counterclaim”). The Complaint, Answer and Counterclaim and all submissions made by the Parties in the Action are hereinafter referred to as the “Pleadings and Filings.”

F. The Parties desire to settle and resolve the Action and enter into a settlement agreement which provides for dismissal of the Action. This Settlement is made to avoid the uncertainty, time, and expense associated with further litigation and appeals, and neither party makes any admissions whatsoever, including without limitation any admissions or acknowledgements of liability, infringement, or validity of the ‘164 Patent.

G. In connection with the settlement of the Action, TriZetto desires to obtain, and McKesson is willing to grant, a non-exclusive license to the ‘164 Patent, subject to all of the terms and conditions of this Agreement.

NOW THEREFORE, it is understood and agreed by the Parties that in full, sufficient, and complete consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions

For purposes of this Agreement, all terms not otherwise defined are defined below, which definitions are expressly incorporated herein by this reference.

1.1 Clinical Editing Database. A database containing information on medical procedure codes, including relationships among two or more medical procedure codes defining whether selected ones of the medical procedure codes are appropriate for payment when input with other selected ones of the medical procedure codes.

1.2 Clinical Editing Product. Software that includes and/or uses a Clinical Editing Database in connection with the processing of medical claims for payment. For purposes of this Agreement, and without limiting the foregoing, software that does not include or use a Clinical Editing Database shall not be considered a Clinical Editing Product even if such software includes or performs code validation and/or duplicate code functionality.

1.3 Covered Products. The terms “Covered Facets Product,” “Covered QicLink Product,” and “Covered ClaimFacts Product” (collectively, “Covered Products”) refer to any version of Facets, QicLink, or ClaimFacts (including successor products thereto), respectively, that contains a TriZetto Clinical Editing Product.

1.4 Enhancements. Modifications, revisions, additions, or supplements to a TriZetto Clinical Editing Product (including, without limitation, its Clinical Editing Database) which enables the TriZetto Clinical Editing Product to provide or perform material services or functions it could not previously perform, or materially improves the manner in which the TriZetto Clinical Editing Product performs existing functions. Enhancements shall not include updates to a TriZetto Clinical Editing Product that are made to stay current with industry coding changes (e.g., changes to the CPT and ICD codes and/or rules), regulatory requirements, as well as other minor upgrades, minor improvements, and/or fixes to such Product. Notwithstanding the foregoing, the term Enhancements shall include any modification, revision, addition or supplementation to a TriZetto Clinical Editing Product that results in the addition, incorporation, inclusion or use of any part of or functionality from a non-TriZetto Clinical Editing Product, including, without limitation, its source code and/or some or all of the contents of its Clinical Editing Database.

1.5 Existing TriZetto Customer. This definition includes two categories of customers: (1) any and all ClaimFacts, QicLink or Facets customers that have acquired rights as of the Effective Date to use ClaimFacts, QicLink, or Facets on a licensed and/or hosted basis; and (2) any prospective customer of ClaimFacts, QicLink, or Facets that is included in a TriZetto sales cycle as of the Effective Date and which customer enters into a license and/or hosting agreement for ClaimFacts, QicLink, or Facets with TriZetto on or prior to October 31, 2006. The customers in the first category are identified on Exhibit 1 hereto, and prospective customers included in a TriZetto sales cycle as of the Effective Date are identified on Exhibit 2 hereto. Exhibit 2 of this Agreement shall be replaced by a final list of customers in the second category that will be provided by TriZetto to McKesson no later than November 30, 2006. When referring to Existing TriZetto Customers of a particular product, such customers shall be referred to as Existing ClaimFacts Customers (in the case of ClaimFacts), Existing Facets Customers (in the case of Facets), and Existing QicLink Customers (in the case of QicLink).

1.6 Facets-ClaimCheck Interface. The software that enables transmission of data between Facets and ClaimCheck (including ClaimReview).

1.7 McKesson Products. McKesson’s products known individually as ClaimCheck, ClaimReview, Clear Claim Connection, and ClaimsXten; provided, however, that ClaimsXten shall be included in the definition of McKesson Products only in the event that an interface is developed by TriZetto as set forth in Section 5.2 of this Agreement.

1.8 Net Licensing Revenue. The money actually received by TriZetto for licensing (including on a hosted basis) a Covered QicLink Product or Covered Facets Product. Net Licensing Revenue includes only base QicLink or Facets license fees actually paid by customers to TriZetto; i.e., Net Licensing Revenue shall include fees paid by customers to use and access the Covered Products (including access provided on a hosted basis), but not fees paid for other products and services provided by TriZetto, including the portion of hosted services related to the provision of servers, equipment and other infrastructure. For purposes of clarification only, and not as a limitation, Net Licensing Revenue does not include fees or expenses paid by customers for (i) other products offered by TriZetto, such as Sybase, NetworX, Workflow, and/or Care Advance Enterprise, or (ii) any services provided by TriZetto, such as hosting, support, consulting, and/or maintenance services. For purposes of this Agreement, fees or expenses for hosting services provided by TriZetto excludes fees for licensing a Covered QicLink Product or Covered Facets Product on a hosted basis.

1.9 New Facets or ClaimFacts Customer. Any customer that is sold Facets or ClaimFacts on a licensed and/or hosted basis during the Term and that is not an Existing Facets or ClaimFacts Customer or a Small Facets Customer.

1.10 New QicLink Customer. Any customer that is sold QicLink on a licensed and/or hosted basis during the Term and that is not an Existing QicLink Customer.

1.11 Term. The period commencing on the Effective Date and ending on October 12, 2010, unless the Agreement is terminated earlier as permitted herein. This Agreement and all the rights and obligations set forth herein shall remain in effect notwithstanding that the ‘164 Patent may be held invalid and/or unenforceable in any other proceeding at a later date.

1.12 Small Facets Customer. Any customer other than an Existing Facets Customer that, at the time of first contracting with TriZetto, contracts to use Facets for only those of its affiliates, divisions and/or product lines with aggregate membership at such time of 100,000 active medical lives or less. If a customer subsequently modifies its initial contract with TriZetto to allow for the use of Facets by additional affiliates, divisions and/or product lines, and the total membership of all such contracted affiliates, divisions and/or product lines exceeds 100,000 active medical lives at the time of such modification, then none of the additional affiliates, divisions and/or product lines will be deemed to be a Small Facets Customer.

1.13 TriZetto Clinical Editing Product. A Clinical Editing Product developed by TriZetto, including, without limitation, ClinicaLogic (also sometimes referred to as, among other things, Clinical Editing, Clinical Editor, and Clinical Edits). In the event TriZetto assigns or otherwise transfers this Agreement pursuant to Section 2.3(b) below, the term TriZetto Clinical Editing Product shall be limited to those TriZetto Clinical Editing Products that existed prior to said assignment or transfer and shall not include any Clinical Editing Product owned by the assignee or transferee at the time of the assignment or transfer or thereafter acquired or developed by said assignee or transferee.

1.14 ‘164 Patent. The ‘164 patent as well as all foreign counterparts, continuations, divisionals, reexams, and reissues thereof, if any.

2.	License Grant and Royalties

2.1 In exchange for the promises, covenants, and obligations set forth in this Agreement, TriZetto will pay McKesson a one-time royalty fee of fifteen million dollars ($15,000,000) (the “Upfront Royalty Fee”) to license the ‘164 Patent with respect to all TriZetto’s sales of ClaimFacts, Facets, and QicLink as permitted herein. The Upfront Royalty Fee shall be payable in two equal installments of $7,500,000 each, the first to be paid by September 30, 2006, and the second to be paid by September 30, 2007.

2.2 (a) McKesson hereby grants to TriZetto a non-exclusive, non-transferable (except as provided herein), non-assignable (except as provided herein), and non-sublicensable license under the ‘164 Patent to make, have made, use, import, license, sell, lease, offer for sale, support, host, maintain, and otherwise transfer within the United States and its territories (i) Covered ClaimFacts, Facets, and QicLink Products to or for Existing ClaimFacts, Facets, and QicLink Customers; (ii) Covered Facets Products to or for Small Facets Customers; and (iii) Covered QicLink Products to or for New QicLink Customers; and

2.2 (b) McKesson hereby grants a non-transferable (except as provided herein), non-assignable (except as provided herein), non-sublicensable and non-exclusive license under the ‘164 Patent within the United States and its territories to (i) Existing ClaimFacts, Facets, and QicLink Customers to use Covered ClaimFacts, Facets, and QicLink Products; (ii)

Small Facets Customers to use Covered Facets Products; and (iii) New QicLink Customers to use Covered QicLink Products.

2.3 (a) The licenses set forth in Section 2.2(b) are non-assignable and non-transferable by TriZetto’s customers except (i) with the prior written consent of McKesson which shall not be unreasonably withheld; (ii) in connection with the sale of all or substantially all of the stock or assets of a TriZetto Customer; or (iii) to a purchaser of all or substantially all of the assets of the business relating to the license. By way of clarification, and not as a limitation, if an Existing TriZetto Customer sells the business that is utilizing a licensed TriZetto product for the processing of medical claims for payments, such license shall be transferable and/or assignable to the purchaser of such Customer’s business.

2.3 (b) This Agreement is assignable and transferable by TriZetto (i) with the prior written consent of McKesson which shall not be unreasonably withheld; (ii) in connection with the sale of all or substantially all of the stock or assets of TriZetto; or (iii) to a purchaser of all or substantially all of the assets of the TriZetto business relating to the Agreement. Notwithstanding the foregoing, this Agreement is not assignable and not transferable by TriZetto to Ingenix, Inc. or iHealth Technologies, Inc., including their respective parents, subsidiaries, affiliates, successors and assigns (each, a “Restricted Transferee”), under any circumstances. In the event a Restricted Transferee acquires substantially all of the stock or assets of TriZetto, and TriZetto desires to transfer this Agreement to such Restricted Transferee, McKesson shall have the option to consent to or reject such a transfer. If McKesson elects to reject the transfer, this Agreement shall terminate and the provisions of Section 9 shall apply. If TriZetto desires to transfer this Agreement to such Restricted Transferee, TriZetto shall give McKesson written notice of its intent to transfer the Agreement. Within 15 calendar days of its receipt of such notice, McKesson shall give TriZetto written notice of its election to consent to or reject the transfer. If McKesson does not respond within said 15 days, TriZetto will give McKesson a second written notice. If McKesson does not provide TriZetto with its written election within 15 calendar days after the second notice, it will be deemed to have rejected the transfer and this Agreement will terminate and the provisions of Section 9 shall apply. In connection with an assignment or other transfer of this Agreement by TriZetto under this Section 2.3(b), the assignee or transferee must expressly assume in writing all of TriZetto’s obligations hereunder. This Agreement is assignable and transferable by McKesson (i) with TriZetto’s prior written consent, which shall not be unreasonably withheld; (ii) in connection with the sale of all or substantially all of the stock or assets of McKesson; (iii) to a purchaser of all or substantially all of the assets of the McKesson business relating to this Agreement; or (iv) to any direct or indirect wholly owned subsidiary of McKesson Corporation including McKesson Health Solutions, LLC.

2.4 As of the Effective Date, TriZetto (i) shall not sell or offer for sale on a licensed and/or hosted basis any TriZetto Clinical Editing Product (whether alone or with another product) to any New ClaimFacts or New Facets Customer within the United States of America and its territories; and (ii) shall remove any TriZetto Clinical Editing Product from any version of ClaimFacts or Facets (or any product that replaces Facets) that is sold on a licensed and/or hosted basis to any such New Facets or New ClaimFacts Customer within the United States of America or its territories. Such removal shall be performed prior to the delivery of ClaimFacts or Facets to the New Facets or New ClaimFacts Customer. This Section 2.4 shall not preclude TriZetto from selling or licensing Facets with a TriZetto Clinical Editing Product to an Existing ClaimFacts Customer if that Customer was licensed to use ClinicaLogic as of the date of this Agreement, and the royalty fee in Section 2.5 shall not apply to any such sales or licenses. Nothing in this Agreement shall preclude Existing ClaimFacts or QicLink Customers who convert to Facets from electing to license ClaimCheck or ClaimsXten.

2.5 In addition to the Upfront Royalty Fee, in the event that TriZetto (whether on its own or through its vendor, distributor, partner, subsidiary, agent, or other representative) transfers, sells, hosts, or licenses a Covered Facets Product to a Small Facets Customer or a Covered QicLink Product to a New QicLink Customer, TriZetto will pay McKesson a royalty of five percent (5%) of the Net Licensing Revenue from such Small Facets Customer or New QicLink Customer. Such royalties will be payable within forty-five (45) days after the close of the calendar quarter in which such Net Licensing Revenue is actually received by TriZetto.

2.6 During the Term, TriZetto agrees that it will not make any Enhancements to any TriZetto Clinical Editing Product.

2.7 Notwithstanding any other provision of this Agreement, nothing in this Agreement shall preclude TriZetto from making, having made, using, importing, licensing, selling, leasing, offering for sale, supporting, hosting, maintaining, and otherwise transferring any version of Facets that does not include a Clinical Editing Product. In the event TriZetto does sell versions of Facets described in this Section 2.7, McKesson shall not be entitled to any portion of the resulting revenue received from such customer(s).

2.8 All royalty payments hereunder shall be noncreditable and nonrefundable, except in connection with an overpayment of such royalties. All royalty payments hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer to such bank account as may be designated from time to time by McKesson.

2.9 If TriZetto fails to timely make any payment due to McKesson under this Agreement, then interest shall accrue on a daily basis at a compound annual rate of ten percent (10%) or at the maximum rate permitted by applicable law, whichever is lower, thirty (30) days from the time the payment was due until the time the payment is made.

2.10 Other than the licenses granted in this Section 2 of this Agreement, nothing in this Agreement shall grant to TriZetto, its customers, or any other person, by implication, estoppel, or otherwise, any right or license to the ‘164 Patent in general, or any other intellectual property rights owned by McKesson.

2.11 TriZetto shall mark any new versions of the Covered Products with the word “Patent” or the abbreviation “Pat.,” and the full number of the ‘164 patent (or, if marking the Covered Products cannot be done, by affixing to the Covered Products or their packaging a label with such information). All such versions of Covered Products shall be marked permanently and legibly in the manner as reasonably practical and directed by McKesson. Within sixty (60) days of the Effective Date or the release of any new version of a Covered Product (whichever is sooner), TriZetto shall certify to McKesson in writing that it has complied with this Section 2.11.

2.12 The Parties grant each other limited permission to use the trademarks of the other Party solely to identify themselves as working with the other Party pursuant to this Agreement and to advertise and promote the McKesson Products, the Facets-ClaimCheck Interface, and (if applicable) the Facets-ClaimsXten Interface to New and Existing Facets Customers. Each Party shall provide to the other Party a sample of any proposed use of the other Party’s trademarks pursuant to this Section prior to such use. If the other Party objects to such use, said Party must provide its objection and/or any proposed revisions to the Party proposing such use within fifteen (15) business days of service.

2.13 THE LICENSES GRANTED HEREUNDER BY MCKESSON ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EXCEPT AS SET FORTH IN THIS AGREEMENT, MCKESSON MAKES NO WARRANTY THAT TRIZETTO’S ACTIVITIES UNDER SAID LICENSES WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. MCKESSON WILL NOT BE LIABLE FOR ANY SUCH INFRINGEMENT, OR ALLEGATION THEREOF.

2.14 EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS, THE USERS OF ANY PRODUCT, OR ANY THIRD PARTIES FOR INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS, OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY BREACH OF THIS AGREEMENT OR WARRANTY THEREIN, ANY EXERCISE OF RIGHTS UNDER THIS AGREEMENT, OR ANY USE OF THE ‘164 PATENT OR ANY PRODUCT, IN EACH CASE EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR INJURY.

2.15 TriZetto shall keep and maintain proper books and records as are required accurately to determine the royalties payable to McKesson for two (2) years following the calendar quarter on which such royalties were paid or reported. Once a year, and upon a two-week written notice to TriZetto, McKesson may have an independent third-party accountant, at McKesson’s expense, examine TriZetto’s books and records solely for the purpose of verifying the accuracy of royalties paid or reported by TriZetto. TriZetto shall assist the accountant in conducting such examination, without charge, and shall make such documents available for inspection and copying, shall make TriZetto’s personnel available for interviews, and shall make TriZetto’s facilities available for inspection as may be reasonably necessary to allow the accountant to perform the examination. If such examination reveals an underpayment by TriZetto, then TriZetto shall promptly make up such underpayment with interest pursuant to Section 2.8, and, if the underpayment exceeds ten percent (10%) of the amount actually owed to McKesson under this Agreement during the period under examination, TriZetto shall reimburse McKesson for the actual cost of the examination. If such examination reveals an overpayment by TriZetto, then McKesson shall promptly refund such overpayment without interest to TriZetto.

2.16 As part of each royalty payment made pursuant to Section 2.5, TriZetto shall provide McKesson with a quarterly report identifying each product sold and the date of such sale. If any Net Licensing Revenue has been received by TriZetto for such sale, the report shall also identify the amount of such Revenue and the date on which TriZetto received such Revenue.

2.17 Each Party receiving monies under this Agreement shall be solely responsible for all withholding, sales, use, excise and property taxes, and all duties, levies and assessments (other than those based on the net income of the other paying Party) imposed with respect to such receiving Party’s receipt of payments pursuant to this Agreement.

3.	Promotion of McKesson Products to TriZetto Customers

3.1 During the Term, TriZetto shall use reasonable good faith efforts to promote the use and implementation of McKesson Products to Existing Facets Customers and New Facets Customers on a non-exclusive basis in accordance with Section 4 below. TriZetto will have no obligation to promote McKesson Products to ClaimFacts, QicLink or Small Facets Customers, unless such customers become Facets Customers.

3.2 Provided that TriZetto is in compliance with its obligations set forth in this Agreement, including Sections 2.4, 3, 4 and 5, TriZetto bears no responsibility and incurs no liability for the decision made by any TriZetto customer to purchase or license a Clinical Editing Product from any third-party source.

3.3 TriZetto will not be entitled to share any revenue derived by McKesson relating to McKesson Products, including revenue derived as a result of any sale or license of McKesson Products to any TriZetto customers, provided however, that TriZetto may charge reasonable, standard and customary fees to license and support the Facets-ClaimCheck Interface and (if applicable) the Facets-ClaimsXten Interface for any Existing TriZetto Customer that acquires ClaimCheck or ClaimsXten.

3.4 McKesson agrees that all fees and service charges charged to any Facets customer for the sale or license of a McKesson Product will be consistent with the fees and services generally charged and provided to similar non-TriZetto customers.

3.5 McKesson will be solely responsible for all selling, contracting and collection efforts associated with the sales of McKesson Products to Facets customers.

3.6 As of the Effective Date, McKesson will become a TriZetto “Preferred Alliance Partner.” As a “Preferred Alliance Partner,” McKesson shall be invited and provided a bona fide opportunity to exhibit McKesson Products at TriZetto’s annual payor conference at TriZetto’s standard exhibition cost, which may vary based upon level of customer exposure and publicity sought by McKesson. Such costs shall be payable by McKesson in accordance with TriZetto’s standard exhibitor payment policy.

3.7 This Agreement shall not affect the four current TriZetto customers that use ClaimCheck as of the Effective Date; the Parties shall continue their current relationship and practices with regard to those four customers. All interfaces developed under this Agreement will, however, be made available to those customers.

4.	TriZetto Promotional Efforts

4.1 When referring to clinical editing in its promotional materials, TriZetto will refer to McKesson Products for which interface(s) are created in accordance with Section 5 as a preferred clinical editing solution for prospective customers seeking to use Facets for over 100,000 medical lives.

4.2 When responding to any RFP (request for proposal) submitted by a prospective customer (other than a prospective Small Facets Customer) seeking to use Facets, TriZetto will refer to McKesson Products for which interface(s) are created in accordance with Section 5 as a preferred clinical editing solution.

4.3 Nothing in this Agreement, including without limitation Section 2.4 above, shall preclude TriZetto from creating interfaces for and/or promoting Clinical Editing Products from vendors other than McKesson, and McKesson is expected to compete with such other vendors on price and functionality. Notwithstanding the foregoing, nothing in this Agreement shall be construed as (i) an admission regarding whether any Clinical Editing Product from any third party does not infringe or is licensed under the ‘164 Patent; (ii) a waiver of any right that McKesson may have under the ‘164 Patent with respect to any Clinical Editing Product from any third party; or (iii) granting, by implication, estoppel, or otherwise, any right or license under the ‘164 Patent to any person with respect to any Clinical Editing Product from any third party. By way of this Agreement, neither McKesson nor TriZetto makes any admission as to whether any third party does or does not have a license to the ‘164 Patent.

4.4 On an annual basis, TriZetto will provide a list of all current Facets, ClaimFacts and QicLink customers that are not included on either Exhibits 1 or 2 hereto, provided, however, that said lists will be given only to McKesson personnel agreed upon by the Parties and subject to the confidentiality provisions of Section 8.2.

4.5 TriZetto will facilitate and jointly participate in up to two webinars or other marketing events per year for TriZetto’s customer base that are sponsored and financed by McKesson.

4.6 TriZetto will participate in an annual McKesson sales and marketing planning meeting. Members of TriZetto’s Facets sales team will meet with McKesson to discuss sales, marketing, education and training to maintain and support channel focus and lead generation efforts.

4.7 Each Party will designate one executive sponsor and three representatives to serve as primary points of contact, one for the overall relationship, one for sales and marketing, and one for services, support and implementations. The role of the designated representatives will be to facilitate communications between the Parties on all matters that may arise under the Agreement.

4.8 The executive sponsors and designated representatives from both Parties will participate in business review meetings on a quarterly basis during the first twelve months following the Effective Date of this Agreement, and on a semi-annual basis thereafter.

4.9 TriZetto shall have no promotional obligations with respect to McKesson Products except as expressly set forth in Sections 3 and 4 of this Agreement.

5.	Software Interfaces

5.1 At TriZetto’s expense, TriZetto will update the Facets-ClaimCheck Interface up to current general availability release versions of both Facets and ClaimCheck, including the current general release version of the clinical content in ClaimCheck, existing as of the Effective Date of this Agreement. The Parties shall fully cooperate with each other in modifying the existing interface, including, but not limited to, providing access to knowledgeable personnel, confidential information and source code. Nothing in this Section 5.1, however, shall be construed as shifting in any way the responsibility to update the Facets-ClaimCheck Interface up to current general release versions of both Facets and ClaimCheck, which responsibility shall remain with TriZetto provided the Parties both cooperate and work together in connection with such update. McKesson will not be reimbursed for its costs or expenses, including but not limited to the time spent by its personnel on this project. Upon the Effective Date of this Agreement, in addition to any representatives designated under Section 4.7 of this Agreement, each Party shall designate one or more representatives whose role will be to facilitate communications between the Parties on all matters that may arise regarding the interfaces described in Sections 5.1 and (if applicable) 5.2 of the Agreement. TriZetto will not customize any of the interfaces described in Sections 5.1 and (if applicable) 5.2 for any customer without the express written consent of McKesson.

5.2 It is currently unknown to the Parties whether the updated Facets-ClaimCheck Interface provided for in Section 5.1 above will also function as an interface between Facets and ClaimsXten. In the event the updated Facets-ClaimCheck Interface is not functional as an interface between Facets and ClaimsXten, TriZetto will build, on a cost basis at McKesson’s expense, a new interface between Facets and ClaimsXten, provided that the Facets-

ClaimsXten Interface need only contain similar functionality to the Facets-ClaimCheck Interface. For purposes of this Section 5.2, TriZetto’s costs payable by McKesson shall include TriZetto’s actual payroll costs and out of pocket costs and fees, but shall not include any general administrative and overhead costs.

5.3 Except as expressly provided herein, TriZetto shall not be obligated to build any other interfaces for any of the Parties’ prior, existing, or future products.

5.4 McKesson acknowledges that TriZetto may create interfaces between Facets and other third-party Clinical Editing Products. As a result of this Agreement, TriZetto will distribute at least two versions of Facets products, one with a Clinical Editing Product and one without a Clinical Editing Product. TriZetto will create interfaces between both versions of Facets and ClaimCheck and, if applicable, ClaimsXten. TriZetto shall have the right to create interfaces between both such versions of Facets and third party Clinical Editing Products. If, in the future, TriZetto upgrades either such version of Facets such that new or updated interfaces to ClaimCheck and, if applicable, ClaimsXten are necessary, TriZetto shall release a general availability version of such new or updated interfaces between Facets and ClaimCheck and, if applicable, ClaimsXten no later than TriZetto releases a general availability version of the interface(s) between Facets and any third party Clinical Editing Product.

5.5 During the Term, McKesson will provide TriZetto with application, technical, and administrative training and support for all interfaces and for McKesson Products at no additional cost to TriZetto, and TriZetto will provide McKesson with application, technical, and administrative training and support for all interfaces at no additional cost to McKesson.

5.6 TriZetto will work in good faith with McKesson to create and distribute press releases announcing enhanced releases and upgrades of the Facets-ClaimCheck Interface.

5.7 As to those interfaces set forth in Sections 5.1 and 5.2 (if applicable) above, TriZetto will provide, directly to the customer, first-level support for the interface(s), and will develop, support, and provide upgrades to those interfaces in accordance with this Agreement and TriZetto’s standard Facets maintenance and release schedule, provided that TriZetto supports the two most current versions of the interface software. TriZetto agrees that it will develop and maintain the updated Facets-ClaimCheck Interface described in Section 5.1 above according to the specifications that are requested by McKesson and/or a customer, and accepted by TriZetto, provided, however, that such acceptance shall not be unreasonably withheld. TriZetto will provide and support the interface(s) described in Section 5.1 and (if applicable) Section 5.2 to New Facets and ClaimFacts Customers for no additional charge to McKesson or the customer. TriZetto may charge Existing TriZetto Customers reasonable fees to license, support and maintain the interface(s).

5.8 McKesson will provide directly to all Facets customers using the Facets-ClaimCheck Interface and (if applicable) the Facets-ClaimsXten Interface all McKesson Products product support and back-up support for the interface(s) described in Section 5.1 and (if applicable) Section 5.2.

5.9 Each Party will retain any and all revenue generated from their provision of consulting, implementation, and training services.

5.10 TriZetto will provide McKesson written notice (email is acceptable) of delivery of the Facets-ClaimCheck Interface and (if applicable) the Facets-ClaimsXten Interface to each New and Existing Facets Customer promptly after deliver to said customer.

6.	The Litigation.

6.1 Within five (5) business days following the Effective Date of this Agreement, McKesson will file with the Court a dismissal with prejudice of the Action, including all claims and counterclaims asserted therein, to be signed by both Parties. Neither Party shall pursue appeal of any aspect of the Action. Each Party shall bear its own costs and fees, including its own attorneys’ fees.

6.2 McKesson, on behalf of itself and its counsel, agrees to cooperate with TriZetto (including without limitation executing an appropriate stipulation) in requesting that the Court maintain under seal certain admitted trial exhibits that contain technical information, product manuals, and product descriptions of the TriZetto products.

6.3 Within ten (10) business days of the filing of the dismissal as set forth in Section 6.1, all copies of each Party’s software and/or source code produced in the Action, including all notes and copies thereof, shall be permanently erased from any computers or networks maintained by the other Party, its counsel, and/or its consultants. Furthermore, any copies of such software or source code maintained on removable media (or produced by the Parties) shall be returned to the producing Party within such period. All remaining materials produced or created in accordance with the Stipulated Protective Order entered in the Action shall be treated in accordance with Sections 14.2 and 14.3 of that Order.

7.	Representations and Releases

7.1 The Parties hereby represent and warrant to each other that they have not sold, transferred, assigned, hypothecated, or otherwise encumbered any claim, cause of action, defense, or right alleged in the Pleadings and Filings or the Action.

7.2 Each Party represents and warrants to the other that it has the authority to enter into and execute this Agreement and bind its respective corporate entity to the terms and conditions set forth in this Agreement.

7.3 Each Party represents and warrants to the other that entering into this Agreement and performing such Party’s obligations hereunder will not violate or result in a breach or default under any agreement to which such Party or its assets are bound. Each Party shall indemnify and hold harmless the other from any claim that such a violation or breach has resulted from the execution and or performance of this Agreement.

7.4 The Parties represent and warrant to each other that no lawsuit(s) other than the Action have been commenced or filed in any forum arising out of or in connection with any of the claims alleged or defenses asserted in the Pleadings and Filings, the Action or this Agreement.

7.5 The Parties represent and warrant to each other that each is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as set forth in the first paragraph of this Agreement, with full corporate power and authority to carry on its business as it is now being conducted.

7.6 The Parties represent and warrant to each other that the execution, delivery and performance by each of this Agreement, and the consummation by each of the transactions contemplated hereby, have been duly authorized and no other corporate action is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.7 The Parties represent and warrant to each other that each has not entered and covenant that each will not enter into any agreement, the execution and/or performance of which will violate any term of this Agreement.

7.8 The Parties represent and warrant to each other that all of the approvals, authorizations, permits, licenses, waivers and consents required or filings to be made or notices required to be given by each Party that are necessary to accomplish the transactions contemplated by this Agreement have been duly obtained or made by such Party.

7.9 Each person who executes this Agreement on behalf of each Party represents and warrants to the other Party that he or she has the authority of the respective directors and officers of the Party to do so, and each Party agrees to indemnify and hold harmless the other Party from any claim that such authority did not exist.

7.10 The Parties represent and warrant to each other:

(a) That each has conferred with its own legal counsel for purposes of executing this Agreement;

(b) That each understands the legal nature and effect of this Agreement;

(c) That each has carefully read this Agreement and knows the contents thereof and that each signs the same freely and voluntarily;

(d) That each has not relied upon the advice of an adverse party’s counsel in executing this Agreement;

(e) That each has not relied upon any representation or statement of an adverse party in executing this Agreement except as set forth herein; and

(f) That each is aware that facts may hereafter be discovered that are different from or in addition to the facts that each now knows or believes to be true with respect to the subject matter of the Action, the issues raised in the Pleadings and Filings, the ‘164 patent, or this Agreement, but it is each Party’s intention to fully and finally release each other as hereinafter set forth. Accordingly, McKesson and TriZetto understand the significance of and, as further consideration for this Agreement, expressly waive any right or benefit that may be available under Section 1542 of the California Civil Code or any similar laws. Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

7.11 McKesson for itself, and for its respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors (including HPR, HBOC and GMIS), successors and assigns, and for any parent, subsidiary or affiliate corporation, alter ego, partnership, or other related person or entity, and each of their respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors, successors and assigns, do hereby release, acquit, and forever discharge TriZetto, its past, present and future customers, officers, directors, shareholders, joint venturers, partners, customers, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors (including Erisco and RIMS), successors, assigns, parent, subsidiary and other affiliated entities, alter ego, partnership, or other related person or entity, and each of their respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors, successors and assigns, from any and all claims, actions, causes of action, demands, rights, damages, liabilities, losses and costs of any kind and nature whatsoever, either known or unknown, suspected or unsuspected, liquidated or contingent, arising, accruing or occurring at any time up to and including the Effective Date of this Agreement which the Party made or could have made in the Action.

7.12 During the Term of this Agreement, McKesson covenants not to sue or threaten to sue TriZetto or any TriZetto employee, representative, or agent for alleged infringement of the ‘164 Patent or any other patent applied for by or issued or assigned to McKesson as of the Effective Date of this Agreement based on TriZetto making, using or selling any Covered Product or TriZetto Clinical Editing Product. This covenant not to sue shall not preclude McKesson from seeking its available remedies and relief for TriZetto’s breach of this Agreement, including, without limitation and as applicable, liquidated damages and injunctive relief as set forth in Sections 11.7 and 11.8, respectively. In the event that this Agreement is assigned or otherwise transferred by TriZetto to a third party, this covenant not to sue shall not preclude McKesson from suing the assignee or transferee for infringement of the ‘164 Patent based on products other than products that TriZetto was offering prior to the assignment or transfer. This covenant not to sue shall also apply to any claim by McKesson against any TriZetto customer licensed under this Agreement for alleged infringement of the ‘164 Patent based on the customer’s purchase or use of the TriZetto product(s) that the customer is licensed to use under this Agreement. During the Term of this Agreement, TriZetto covenants not to sue or threaten to sue McKesson Corporation or any McKesson employee, representative or agent for alleged infringement of any patent applied for by or issued or assigned to TriZetto as of the Effective Date of this Agreement based on McKesson making, using or selling a McKesson Clinical Editing Product.

7.13 TriZetto for itself, and for its respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors (including Erisco and RIMS), successors and assigns, and for any parent, subsidiary or affiliate corporation, alter ego, partnership, or other related person or entity, and each of their respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors, successors and assigns, do hereby release, acquit, and forever discharge McKesson, its past, present and future officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors (including HPR, HBOC and GMIS), successors, assigns, parent, subsidiary and other affiliated entities, alter ego, partnership, or other related person or entity, and each of their respective officers, directors, shareholders, joint venturers, partners, insurers, attorneys, employees, independent contractors, agents, representatives, predecessors, successors and assigns, from any and all claims, actions, causes of action, demands, rights, damages, liabilities, losses and costs of any kind and nature whatsoever, either known or unknown, suspected or unsuspected, liquidated or contingent, arising, accruing or occurring at any time up to and including the Effective Date of this Agreement which the Party made or could have made in the Action.

7.14 During the Term of this Agreement, TriZetto covenants and agrees not to seek in any proceeding (including without limitation a proceeding to enforce this Agreement) or assist any third party (except as may be compelled by compulsory process or court order) to have the ‘164 Patent or any claim thereof declared, determined or adjudicated invalid or unenforceable. As used herein, “proceeding” shall be interpreted broadly and includes, without limitation, any and all court or administrative proceedings and/or a reexamination proceeding in the United States Patent and Trademark Office.

8.	Confidentiality

8.1 The Parties agree to keep the terms of this Agreement (including exhibits) confidential and further agree not to disclose them to any other person who is not a signatory to this Agreement or without the prior written consent of the other Party, except to the following persons, entities, or instances:

(a) to the directors or officers of a Party or its affiliate(s);

(b) as deemed reasonably necessary or appropriate by a Party to its accountants, auditors, and/or legal counsel in connection with the advice and/or services offered by such entities;

(c) pursuant to an appropriate non-disclosure agreement containing confidentiality provisions consistent with Section 8 of this Agreement in connection with the sale of the Party or the business related to this Agreement;

(d) to shareholders, markets, and/or regulatory bodies as may be required or deemed advisable pursuant to applicable law or regulation (including, but not limited to, any Federal or state securities law or SEC regulation), or pursuant to any agreement with an applicable stock exchange or quotation service;

(e) to any person or entity as may be required by the order of a court of competent jurisdiction;

(f) in connection with proceedings to enforcement of the terms of this Agreement; or

(g) to any Party employee who is required to have such information in connection with the performance of the provisions set forth in Sections 3, 4 or 5 of this Agreement, provided that disclosure to such Party employee is limited to Sections 3, 4 and 5 of this Agreement.

In connection with any disclosures permitted under this Section 8, the disclosing Party shall make reasonable efforts to only disclose as much of the Agreement as reasonably prudent or required, and, if appropriate, seek appropriate confidentiality in connection with such disclosures. By way of example only, if a disclosure is required under paragraphs (e) or (f) above, the disclosing Party shall make reasonable efforts to make such disclosure pursuant to an appropriate confidentiality order. Additionally, the Parties agree that McKesson shall take all reasonable efforts to further avoid the disclosure of the contents of Exhibit 1 and 2 to any person that may use such information for competitive business purposes other than for purposes of promoting, marketing, or selling McKesson Products to New and Existing Facets Customers. Notwithstanding the foregoing, the Parties agree that subject to any terms of the Communications Plan (described in Section 8.3) relating to the timing of disclosures, each Party may disclose to any person without the prior written consent of the other Party the fact that the Parties have settled the Action on confidential terms.

8.2 Each Party has disclosed, and may in the future disclose, to the other certain confidential and proprietary technical or business information or materials which (a) if disclosed in writing, are designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such know-how or other information or material is disclosed by the disclosing Party to the other Party, or (b) if disclosed orally or visually, are identified as confidential at the time of disclosure, and later described in a writing complying with section (a) above (hereinafter “Confidential Information”). The Parties acknowledge that the Confidential Information is competitively sensitive and commercially valuable, the design and development of which involve the expenditure of substantial amounts of money and the use of skilled development personnel over a long period of time. Each Party agrees that it will not use any Confidential Information received from the other Party except for the purposes of this Agreement. Absent prior written consent of the other Party, each Party will not disclose such Confidential Information to any person other than those of the Party’s employees who are required to have such information to perform the obligations set forth in this Agreement. TriZetto further agrees that absent prior written consent of McKesson, TriZetto will not disclose any of McKesson’s Confidential Information to any non-TriZetto employee who participates in any way in making, developing, revising, updating, supporting, maintaining, marketing or selling any non-TriZetto Clinical Editing Product (other than a McKesson Product). Absent prior written consent of McKesson, any non-TriZetto employee to whom TriZetto has disclosed McKesson’s Confidential Information shall not participate in any way in making, developing, revising, updating, supporting, maintaining, marketing or selling any non-TriZetto Clinical Editing Product (other than a McKesson Product) during the Term of this Agreement. Each Party agrees to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of Confidential Information received from the other Party. Each Party shall immediately advise the other Party of any discovered disclosure, loss or use of that other Party’s Confidential Information in violation of this Agreement. The restrictions set forth in this Section 8.2 shall not apply to information (a) available to the public other than by a breach of this Agreement or any other obligation of confidentiality; (b) rightfully received from a third party not in breach of any obligation of confidentiality; or (c) that a Party is ordered to produce by subpoena or other judicial or governmental order, or the rules of a stock exchange or the NASD, provided that said Party shall immediately notify the other Party in writing and provide the other Party a copy of the subpoena, order or rule, and shall provide no less than ten (10) business days notice of the proposed release of such information; each Party shall take appropriate measures to avoid or minimize the release of such information in connection with the proceedings for which the information is sought.

8.3 Consistent with and notwithstanding the provisions of this Section 8, upon the Effective Date of this Agreement, the Parties will agree on an internal and external communications plan (the “Communications Plan”) regarding this Agreement. Other than communications expressly allowed by the Communications Plan, disclosure of the terms of this Agreement and/or any comment or opinion whatsoever regarding the same shall be governed by Sections 8.1 and 8.2 above, provided, however, that the contents of any public announcement, press release or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party in any form without a requirement for re-approval, but only if (a) such re-release does not, by omission, materially change the meaning of such previously approved public announcement, press release or similar publicity; and (b) (i) the circumstances affecting the matters in such previously approved public announcement, press release or similar publicity, and (ii) the commercial or contractual relationship between the Parties, in each case has not changed in any material respect.

9.	Termination

9.1 Except for (1) Sections 7, 8, 10 and 11 and (2) obligations that come into existence during the term of this Agreement regarding (i) the Parties’ support obligations to existing customers utilizing the interface(s) developed pursuant to Section 5 of this Agreement and (ii) the Parties’ payment obligations, this Agreement shall terminate upon the expiration of the Term, unless modified by mutual written agreement of the Parties. Except for the provisions expressly noted in the preceding sentence and unless otherwise extended by mutual agreement of the Parties, termination of this Agreement shall release any Party hereto from any future obligation that would be due under the terms of this Agreement.

10.	Notice

Any notice or other communication to be made pursuant to this Agreement shall be sent to the other Party at its address listed below or at such other address such Party may hereinafter designate to the other Party in writing:

If to McKesson:

Senior Vice President and General Manager

Clinical Auditing and Compliance Division

McKesson Health Solutions

5 County View Road

Malvern, Pennsylvania 19355

With a copy to: General Counsel

If to TriZetto:

Chief Executive Officer

The TriZetto Group, Inc.

567 San Nicolas Drive, Suite 360

Newport Beach, California 92660

With a copy to: General Counsel

Notice shall be deemed to have been given: (i) at the expiration of two (2) business days from the business day of the date of delivery by facsimile transmission, provided a copy is deposited postage prepaid for delivery with the postal service or given for delivery to a nationally-recognized express courier service on the same date as the sending of the facsimile and the facsimile is delivered during regular business hours, (ii) seven (7) business days from the date the communication is deposited postage prepaid with the postal service or given to a nationally-recognized express courier service, unless actual receipt of the notice at an earlier date is established, or (iii) at the expiration of one (1) business day of the business day delivered, if delivered by hand and during regular business hours. Without limitation of the foregoing, a written receipt signed by the addressee or its duly appointed representative situated at the addresses set forth hereinabove shall constitute sufficient evidence of service. Either Party may change its address and facsimile information by written notice given in accordance with the provisions of this Section 10.

11.	Miscellaneous

11.1 The Parties hereto agree to bear their own costs, expenses and attorneys’ fees. Each Party shall bear its own tax liability in connection with the receipt of any payments made pursuant to this Agreement.

11.2 This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws principles and, to the extent applicable, United States federal law governing patents.

11.3 This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

11.4 This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective administrators, attorneys, representatives, and those successors and assigns permitted under Section 2.3(b) above.

11.5 In the event of an alleged breach of this Agreement, the non-breaching Party may terminate this Agreement if (i) said Party provides written notice to the breaching Party in accordance with Section 10 of this Agreement specifying in reasonable detail the alleged breach; and (ii) within thirty (30) days from the date of such notice, the breaching Party fails to cure such breach, demonstrate the nonexistence of such breach, or take reasonable good faith steps towards curing such breach.

11.6 If this Agreement is terminated for any reason prior to the expiration of the Term, TriZetto shall cease all sales, offers for sale, licenses or other transfers of TriZetto Clinical Editing Products (whether alone or as part of another product) and, if said termination occurs before all of the payments herein provided for have been made, TriZetto shall within thirty (30) days pay to McKesson any remaining unpaid balance even if the due date for such payment has not been reached; provided, however, that (i) TriZetto’s then-existing customers (and any applicable successors) licensed under this Agreement may continue to use the TriZetto products (including permitted upgrades or new versions of such products) to the same extent that they were permitted to use such products prior to the date of such termination; and (ii) except in the event McKesson terminates this Agreement pursuant to Section 2.3(b), TriZetto may continue to use, support, host, maintain, update and/or upgrade such products for such then-existing customers licensed under this Agreement to the same extent it was permitted to do so prior to the date of such termination. If this Agreement is terminated before October 12, 2010, TriZetto also shall continue to perform the maintenance, support and upgrade obligations set forth in Section 5 of this Agreement for its then-existing customers using the Facets-ClaimCheck Interface or, if applicable, the Facets-ClaimsXten Interface to the same extent it was required to do so prior to the date of such termination through October 12, 2010.

11.7 In the event that TriZetto commits a material breach of this Agreement and TriZetto has not cured or taken reasonable good faith steps to cure such breach within the time set forth in Section 11.5, McKesson shall be entitled to recover through the dispute resolution provisions of this Agreement, and upon proof of a material breach, liquidated damages in the amount of one million dollars ($1,000,000); provided that the foregoing amount of liquidated damages is not a penalty and damages for the breach are impossible to reasonably estimate.

11.8 Following the efforts of the Parties to amicably resolve such dispute in accordance with Section 11.10 of this Agreement, in addition to the rights and remedies available to McKesson under this Agreement and by law, in the event that (i) there is a material breach of this Agreement, and (ii) TriZetto does not cure or take reasonable good faith steps to cure such breach within the time set forth in Section 11.5, McKesson may apply to a Court of competent jurisdiction (including the District of Delaware) for preliminary injunctive or other equitable relief against TriZetto during the pendency of the arbitration proceedings in accordance with the provisions of Section 11.10 of this Agreement. Notwithstanding the foregoing, TriZetto may oppose any request for such preliminary or equitable relief sought by McKesson on any applicable grounds. In addition, in the event of a final, non-appealable determination that TriZetto has committed a material breach of Section 2.4 of the Agreement, and so long as McKesson does not terminate this Agreement, TriZetto agrees that McKesson shall be entitled to an injunction or other equitable relief prohibiting such breach by TriZetto. However, in no event shall TriZetto be prohibited from offering the Clinical Editing Products beyond the Term.

11.9 No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

11.10 The Parties agree to use their best efforts to handle all disputes, claims or controversies arising under, out of, or in connection with this Agreement in good faith and in an expeditious and cost-effective manner. The Parties shall first attempt to resolve any dispute amicably between themselves by arranging an in-person meeting between executives with decision-making authority within thirty (30) days of a request by either Party for such a meeting. If the Parties fail to resolve such dispute within said thirty-day period, then the dispute shall be decided through binding arbitration conducted by a retired federal judge affiliated with JAMS in California, the identity of such arbitrator to be mutually agreed upon by the Parties. If mutual agreement cannot be reached as to who shall serve as the arbitrator, the Parties agree that JAMS shall designate the neutral arbitrator possessing the foregoing credentials and who is sufficiently familiar with patent disputes to render a complete decision in the matter. The arbitrator shall issue a written decision following such arbitration, setting forth in sufficient detail all reasons and bases for his or her decision. In the event of any alleged breach of Sections 3, 4, 5 or 8 of this Agreement, the Parties agree that the arbitration shall be conducted on an expedited basis and must be concluded within 60 days of the initiation of the arbitration. The provisions of this section may be enforced by any court of competent jurisdiction. The prevailing Party in the arbitration or a proceeding to enforce this arbitration provision shall be entitled to an award of all costs, fees and expenses, including attorneys’ and expert fees, incurred in such arbitration or enforcement proceeding, respectively, to be paid by the Party against whom the arbitration or enforcement proceeding is decided. The submission of disputes to arbitration as provided for in this Section 11.10 does not apply to requests for the equitable remedies afforded to McKesson in Section 11.8.

11.11 This is an integrated Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the signatories concerning the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by any Party hereto to any adverse party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants, and warranties concerning the subject matter hereof, including without limitation the term sheet(s) exchanged by the Parties, are merged herein and shall be of no further force or effect. This Agreement and the covenants herein may not be altered or amended except by a writing executed by the Parties.

11.12 Paragraph titles or captions contained in this Agreement are used for convenience or reference only, and are not intended to and shall not be construed in any way to enlarge, define, limit, extend, or describe the rights or obligations of the signatories or affect the meaning or construction of this Agreement or of any provision hereof.

11.13 Each Party to this Agreement acknowledges that it has been represented by independent counsel in connection with the negotiation of this Agreement and which counsel has participated in the drafting of this Agreement. Neither this Agreement nor specific language contained herein shall be construed against the Party preparing it, but shall be construed as if both Parties, and each of them, jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party.

11.14 TriZetto’s customers who are licensed, subject to the covenant not to sue, and/or released as set forth in this Agreement shall be expressly deemed to be third party beneficiaries of the applicable provisions of this Agreement.

11.15 TriZetto and McKesson are independent contractors and the relationship established under this Agreement shall not be construed as a partnership, joint venture or other form of joint enterprise, nor shall one Party be considered the agent of the other. Neither Party is authorized to make any representations or create any obligations or liability on behalf of the other Party, except as may be expressly provided for in this Agreement.

11.16 Any provision of this Agreement that is held unenforceable or invalid for any reason by a court of competent jurisdiction shall be severed from this Agreement, and the remainder of the Agreement shall continue in effect; provided, that such unenforceable or invalid provision shall be given effect to the maximum extent then permitted by law.

IN WITNESS WHEREOF, McKesson and TriZetto have executed this Agreement as of the last date below.

DATED: September 7, 2006

MCKESSON INFORMATION SOLUTIONS LLC

By:	/s/ Laureen E. Seeger
Name:	Laureen E. Seeger
Its:	Vice President and Secretary

DATED: September 7, 2006

THE TRIZETTO GROUP, INC.

By:	/s/ James J. Sullivan
Name:	James J. Sullivan
Its:	Senior Vice President, General Counsel

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